Exhibit (d)(15)(b)

TRANSAMERICA SERIES TRUST

AMENDMENT TO SUB-ADVISORY BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

MADISON ASSET MANAGEMENT, LLC

THIS AMENDMENT is made as of November 1, 2019 to the Sub-Advisory Agreement dated May 1, 2011 (the “Agreement”), between Transamerica Asset Management, Inc. and Madison Asset Management, LLC (the “Sub-Adviser”).

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Schedule A. Schedule A to the Agreement is hereby deleted in its entirety and replaced as follows:

FUND	SUB-ADVISER FEE*	Effective Date
Transamerica Madison Diversified Income VP	0.25% of the first $500 million; 0.22% over $500 million up to $1 billion; and 0.20% over $1 billion	08/01/2017

*	As a percentage of average daily net assets on an annual basis.

In all other respects, the Agreement dated May 1, 2011 is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of November 1, 2019.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President

MADISON ASSET MANAGEMENT, LLC

By:	/s/ Steven J. Fredricks
Name:	Steven J. Fredricks
Title:	Chief Legal Officer & Chief Compliance Officer